FOR IMMEDIATE RELEASE	STERLING BANCORP CONTACT:
July 21, 2021	Emlen Harmon, Senior Managing Director - Investor Relations
212.309.7646
http://www.sterlingbancorp.com
Sterling Bancorp announces results for the second quarter and first half of 2021. Diluted earnings per share available to common stockholders in the second quarter of 2021 of $0.50 (as reported) and $0.52 (as adjusted).
Key Performance Highlights
▪GAAP net income available to common stockholders was $96.4 million.
▪Adjusted net income increased to $100.5 million from $97.6 million in the linked quarter.
▪Reported net interest margin excluding accretion income1 of 3.30% was flat compared to the linked quarter.
▪Cost of funding liabilities decreased by seven bps to 20 bps; earning asset yields decreased by seven bps to 3.61%.
▪Adjusted PPNR, excluding accretion income,1, 2 was $124.7 million; increased $832 thousand, or 0.7%, over the linked quarter and $10.9 million, or 9.6%, from a year ago.
▪Total deposits were $23.1 billion, a decrease of 1.9% from a year ago.
▪Total core deposits were $22.6 billion, an increase of 3.2% over a year ago.
▪Total commercial loans were $19.2 billion, a decrease of 4.8% from a year ago.
▪Average commercial loans were $19.2 billion, a 1.6% decrease over the first quarter of 2021.
▪Adjusted non-interest expense1 was $109.7 million, adjusted operating efficiency ratio3 was 44.1%.
▪NPLs increased by $4.8 million to $173.3 million; ACL / portfolio loans of 1.52% and ACL / NPLs of 181.7%.
▪TCE / TA1 was 10.29% and tangible book value per common share1 was $14.62, an increase of 11.0% over a year ago.
▪On April 1, 2021, repaid $145.0 million of bank issued subordinated notes with coupon interest rate of 5.25%.
▪Declared third quarter dividend per common share of $0.07; suspended common share repurchases.
Results for the Three Months ended June 30, 2021 vs. June 30, 2020

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	June 30, 2020	June 30, 2021	Change % / bps	June 30, 2020	June 30, 2021	Change % / bps
Total assets	$30,839,893	$29,143,918	(5.5)%	$30,839,893	$29,143,918	(5.5)%
Total portfolio loans, gross	22,295,267	20,724,097	(7.0)	22,295,267	20,724,097	(7.0)
Total deposits	23,600,621	23,146,711	(1.9)	23,600,621	23,146,711	(1.9)
PPNR[1,2]	114,508	128,112	11.9	113,832	124,727	9.6
Net income available to common	48,820	96,380	97.4	56,926	100,509	76.6
Diluted EPS available to common	0.25	0.50	100.0	0.29	0.52	79.3
Net interest margin	3.15%	3.38%	23	3.20%	3.42%	22
Tangible book value per common share[1]	$13.17	$14.62	11.0	$13.17	$14.62	11.0
Results for the Three Months ended June 30, 2021 vs. March 31, 2021

($ in thousands except per share amounts)	GAAP / As Reported			Non-GAAP / As Adjusted[1]
	March 31, 2021	June 30, 2021	Change % / bps	March 31, 2021	June 30, 2021	Change % / bps
PPNR[1,2]	$132,105	$128,112	(3.0)	$123,895	$124,727	0.7
Net income available to common	97,187	96,380	(0.8)	97,603	100,509	3.0
Diluted EPS available to common	0.50	0.50	—	0.51	0.52	2.0
Net interest margin	3.38%	3.38%	—	3.43%	3.42%	(1)
Operating efficiency ratio[3]	47.2	48.5	130	44.3	44.1	(20)
Allowance for credit losses (“ACL”) - loans	$323,186	$314,873	(2.6)	$323,186	$314,873	(2.6)
ACL to portfolio loans	1.53%	1.52%	(1)	1.53%	1.52%	(1)
ACL to NPLs	191.7	181.7	(10)	191.7	181.7	(10)
Tangible book value per common share[1]	$14.08	$14.62	3.8	$14.08	$14.62	3.8

1. Non-GAAP / as adjusted measures are defined in the non-GAAP tables beginning on page 20.
2. PPNR represents pretax pre-provision net revenue. PPNR and PPNR excluding accretion income are non-GAAP measures and are measured as net interest income plus non-interest income less operating expenses before tax.

3. Operating efficiency ratio is a non-GAAP measure. See page 25. for an explanation of the operating efficiency ratio.

PEARL RIVER, N.Y. – July 21, 2021 – Sterling Bancorp (NYSE: STL) (the “Company”), the parent company of Sterling National Bank (the “Bank”), today announced results for the three and six months ended June 30, 2021. Net income available to common stockholders for the three months ended June 30, 2021 was $96.4 million, or $0.50 per diluted share, compared to net income available to common stockholders of $97.2 million, or $0.50 per diluted share, for the linked quarter ended March 31, 2021, and net income available to common stockholders of $48.8 million, or $0.25 per diluted share, for the three months ended June 30, 2020.

Net income available to common stockholders for the six months ended June 30, 2021 was $193.6 million, or $1.01 per diluted share, compared to net income available to common stockholders of $61.0 million, or $0.31 per diluted share, for the same period in 2020.

Chief Executive Officer’s Comments
Jack Kopnisky, President and Chief Executive Officer, commented: “We are pleased to report strong results for the second quarter of 2021. We maintained a stable net interest margin, our provision for credit losses continued to decline, and we accelerated our investments in key commercial businesses.

“Adjusted net income available to common stockholders was $100.5 million, or $0.52 per diluted share. Both increased relative to the linked quarter and prior year. Over the past five years our adjusted net income available per diluted common share has grown at a compound annual growth rate (“CAGR”) of 14.0% and tangible book value per common share has grown at a CAGR of 14.6%. Our key profitability metrics remained strong, with adjusted return on average tangible assets of 1.46% and adjusted return on average tangible common equity of 14.6%. Adjusted PPNR excluding accretion income was $124.7 million, an increase of approximately 1% over the linked quarter, and an increase of 9.6% increase over the prior year period.

“We continued to effectively manage our net interest rate margin by substantially reducing our funding costs and protecting our earning asset yields. Our net interest income was $218.5 million in the second quarter and our tax equivalent net interest margin excluding accretion income was 3.30%, flat versus the linked quarter and up 25 basis points from the second quarter of 2020. Average earning assets were down $180.8 million with average commercial loans decreasing by $308.2 million in the second quarter, which was mainly due to a $343.6 million decline in mortgage warehouse loans and runoff of Paycheck Protection Program (“PPP”) loans. We saw growth in targeted asset categories of traditional C&I, public sector and ADC/community development. At June 30, 2021, our total core deposits were $22.6 billion, which represented an increase of $387.3 million, over the linked quarter.

“In our fee-based businesses, client activity and transaction volumes continued to build from pandemic lows. In the second quarter, adjusted non-interest income was $30.3 million, a decline of $1.3 million versus the linked quarter, which included $1.8 million in fees related to the origination of second round PPP loans in the linked quarter. Relative to the linked quarter, we saw growth in fee income in our loan syndications business, an increase in deposit fees from higher transaction volumes, and an increase in investment management fees.

“In the second quarter, our adjusted non-interest expenses were $109.7 million and our adjusted operating efficiency ratio was 44.1%. We continue to invest in our technology infrastructure and digital capabilities, including in our digital banking offering Brio Direct, and in our Banking as a Service business. We are also investing in those commercial verticals that offer attractive risk-adjusted returns by adding resources to our syndication, innovation finance, treasury management and small business teams. We are investing for the future, and are confident that these investments will drive scalable and sustainable growth in our business and earnings.

“As of June 30, 2021, our allowance for credit losses - portfolio loans was $314.9 million, or 1.52% of total loans and 181.7% of non-performing loans, a modest decrease in absolute terms from the $323.2 million in allowance we reported at the end of the first quarter. While our credit models reflect and incorporate an improving macro-economic forecast, we continue to carefully monitor portfolio performance and certain key economic indicators specific to the recovery of key business sectors in the New York metropolitan region, and are taking a measured approach to managing credit as we continue to navigate through the economic cycle.

“We have a strong capital position. At June 30, 2021, our tangible book value per common share was $14.62, an increase of 11.0% over a year ago. Our tangible common equity to tangible assets ratio increased sixty six basis points in the second quarter to 10.29% and our Tier 1 leverage ratio was 10.91%. We declared our regular dividend of $0.07 on our common stock, payable on August 16, 2021 to holders of record as of August 2, 2021.

“Since the announcement of our definitive merger agreement with Webster Financial Corporation on April 19, 2021, we have been actively engaged with our partners at Webster to design a comprehensive integration plan that prioritizes our commitment to value creation, providing best-in-class service to our customers and continued adherence to the highest standards of risk governance. In May, the necessary applications were filed with federal regulators, and in July, we filed our joint merger proxy statement, with our shareholder vote scheduled for August. We are excited about the tremendous opportunities created by uniting our respective organizations. We continue to target a transaction close date in the fourth quarter of 2021, subject to regulatory and shareholder approval.”

Reconciliation of GAAP Results to Adjusted Results (non-GAAP)
The Company’s GAAP net income available to common stockholders of $96.4 million, or $0.50 per diluted share, for the second quarter of 2021, included the following items:
▪merger-related expense of $2.5 million, which included professional fees related to a fairness opinion, diligence, and integration efforts to date;
▪loss on extinguishment of debt of $1.2 million related to repayment of subordinated notes - Bank on April 1, 2021;
▪a pre-tax loss of $80 thousand on the sale of investment securities;
▪a pre-tax charge of $475 thousand related to the exit of two back office locations; and
▪the pre-tax amortization of non-compete agreements and acquired customer list intangible assets of $148 thousand.
Excluding the impact of these items, adjusted net income available to common stockholders was $100.5 million, or $0.52 per diluted share for the second quarter of 2021. For the three months ended June 30, 2021, our effective income tax rate was 20.0%. Based on our results year to date, we increased our estimated effective tax rate for 2021 by one percentage point to 19.5%. The 20.0% effective income tax rate for the second quarter was necessary to get our year to date estimated effective tax rate for 2021 to 19.5%. Our effective tax rate for purposes of reporting adjusted earnings was 18.5% and 17.5% for the three months ended March 31, 2021 and June 30, 2020, respectively.

Non-GAAP financial measures include the terms “adjusted” or “excluding”. See the reconciliation of the Company’s non-GAAP financial measures beginning on page 20.
Net Interest Income and Margin

($ in thousands)	For the three months ended			Change % / bps
	June 30, 2020	March 31, 2021	June 30, 2021	Y-o-Y	Linked Qtr
Interest and dividend income	$253,226	$233,847	$230,310	(9.0)%	(1.5)%
Interest expense	39,927	15,933	11,783	(70.5)	(26.0)
Net interest income	$213,299	$217,914	$218,527	2.5	0.3

Accretion income on acquired loans	$10,086	$8,272	$7,812	(22.5)%	(5.6)%
Yield on loans	4.03%	3.92%	3.88%	(15)	(4)
Tax equivalent yield on investment securities[4]	3.05	3.02	2.84	(21)	(18)
Tax equivalent yield on interest earning assets[4]	3.79	3.68	3.61	(18)	(7)
Cost of total deposits	0.48	0.15	0.11	(37)	(4)
Cost of interest bearing deposits	0.61	0.20	0.15	(46)	(5)
Cost of borrowings	2.26	3.97	3.87	161	(10)
Cost of interest bearing liabilities	0.78	0.34	0.26	(52)	(8)
Total cost of funding liabilities[5]	0.63	0.27	0.20	(43)	(7)
Tax equivalent net interest margin[6]	3.20	3.43	3.42	22	(1)

Average loans, including loans held for sale	$21,940,636	$21,294,550	$20,843,661	(5.0)%	(2.1)%
Average commercial loans	19,715,184	19,553,823	19,245,641	(2.4)	(1.6)
Average investment securities	4,630,056	4,054,978	4,322,126	(6.7)	6.6
Average cash balances	455,626	648,178	651,271	42.9	0.5
Average total interest earning assets	27,240,114	26,149,732	25,968,935	(4.7)	(0.7)
Average deposits and mortgage escrow	23,463,937	23,546,928	23,516,675	0.2	(0.1)
4. Tax equivalent basis represents interest income earned on tax exempt securities divided by the applicable federal tax rate of 21%.
5. Includes interest bearing liabilities and non-interest bearing deposits.
6. Tax equivalent net interest margin is equal to net interest income plus the tax equivalent adjustment for tax exempt securities divided by average interest earning assets. The tax equivalent adjustment is assumed at a 21% federal tax rate in all periods presented.

Second quarter 2021 compared with second quarter 2020
Net interest income was $218.5 million for the quarter ended June 30, 2021, an increase of $5.2 million compared to the second quarter of 2020. This was mainly due to a decline in interest expense in line with decreases in interest rates and the repayment of higher cost FHLB and subordinated notes - Bank borrowings. Other key components of changes in net interest income were the following:
▪The tax equivalent yield on interest earning assets decreased 18 basis points to 3.61%, in line with period over period decreases in interest rates.
▪The decline in market interest rates drove a decrease in our yield on loans, from 4.03% in the second quarter of 2020 to 3.88% in the second quarter of 2021.
▪Accretion income on acquired loans was $7.8 million in the second quarter of 2021, compared to $10.1 million in the second quarter of 2020.
▪Average investment securities were $4.3 billion, or 16.6%, of average total interest earning assets for the second quarter of 2021 compared to $4.6 billion, or 17.0%, of average total interest earning assets for the second quarter of 2020. The tax equivalent yield on investment securities was 2.84% for the second quarter of 2021 compared to 3.05% for the same period last year. The decline was mainly a result of an increase in US Treasury securities held in our portfolio.
▪Strong growth in deposits drove increases in average cash balances to $651.3 million compared to $455.6 million in the second quarter of 2020.
▪Total interest expense was $11.8 million, a decline of $28.1 million compared to the second quarter of 2020. This was mainly due to lower interest expense paid on deposits and short-term borrowings and the impact of repayment of borrowings.
▪The cost of total deposits was 11 basis points for the second quarter of 2021 compared to 48 basis points for the same period a year ago, as we aggressively repriced deposits in response to the low interest rate environment.
▪The cost of borrowings was 3.87% for the second quarter of 2021 compared to 2.26% for the same period a year ago. The increase was mainly due to the change in composition of our borrowings, with average borrowings of $527.3 million in the current quarter being comprised of $35.2 million in short-term borrowings and $492.1 million in higher coupon longer term borrowings, while for the prior year quarter average borrowings of $2.1 billion were comprised of predominately shorter term borrowings.
▪The total cost of interest bearing liabilities was 0.26% for the second quarter of 2021 compared to 0.78% for the same period a year ago. The decline was due to both changes in market rates of interest and changes in funding mix.
▪Average deposits and mortgage escrow increased $52.7 million during the second quarter of 2021 compared to the same period a year ago.
Second quarter 2021 compared with first quarter 2021
Net interest income increased $613 thousand for the quarter ended June 30, 2021 compared to the linked quarter, mainly due to the impact of lower interest expense. Other key components of the changes in net interest income were the following:
▪The average balance of commercial loans decreased $308.2 million, which included a $343.6 million decline in mortgage warehouse loans. The average balance of residential mortgage loans declined $131.2 million.
▪The tax equivalent net interest margin was 3.42% compared to 3.43% in the linked quarter. Excluding accretion income on acquired loans, tax equivalent net interest margin was unchanged at 3.30%.
▪The yield on loans was 3.88% compared to 3.92% for the linked quarter. The decrease was mainly due to run off of fixed rate loans and decline in accretion income on acquired loans.
▪The remaining balance related to PPP loans in the portfolio was $7.8 million at the end of the quarter, and all loans are in process of being forgiven. We recognized $684 thousand in PPP loan fees as interest income in the second quarter of 2021, compared to $367 thousand in the linked quarter.
▪The tax equivalent yield on interest earning assets was 3.61% compared to 3.68% in the linked quarter, primarily as a result of the factors discussed above.
▪The tax equivalent yield on investment securities was 2.84% compared to 3.02% for the linked quarter. The decline in yield was mainly due to the deployment of excess cash into US Treasury securities.
▪The cost of total deposits decreased four basis points to 11 basis points, mainly due to maturities of higher rate certificate accounts and deposit repricing strategies in response to the low interest rate environment.
▪Total interest expense decreased $4.2 million as a result of the factors discussed above and the impact of repayment of higher cost borrowings.
▪The total cost of borrowings decreased 10 basis points to 3.87%, mainly due to the redemption of subordinated notes -

Bank.
▪Average deposits and mortgage escrow decreased by $30.3 million and average borrowings decreased by $194.4 million relative to the linked quarter.
Non-interest Income

($ in thousands)	For the three months ended			Change %
	June 30, 2020	March 31, 2021	June 30, 2021	Y-o-Y	Linked Qtr
Deposit fees and service charges	$5,345	$6,563	$7,096	32.8%	8.1%
Accounts receivable management / factoring commissions and other related fees	4,419	5,426	5,491	24.3%	1.2%
Bank owned life insurance (“BOLI”)	4,950	4,955	4,981	0.6%	0.5%
Loan commissions and fees	8,003	10,477	8,762	9.5%	(16.4)%
Investment management fees	1,379	1,852	2,018	46.3%	9.0%
Net gain (loss) on sale of securities	485	719	(80)	(116.5)%	NM
Other	1,509	2,364	1,946	29.0%	(17.7)%
Total non-interest income	26,090	32,356	30,214	15.8%	(6.6)%
Net gain (loss) on sale of securities	485	719	(80)	(116.5)%	NM
Adjusted non-interest income	$25,605	$31,637	$30,294	18.3%	(4.2)%

Second quarter 2021 compared with second quarter 2020
Adjusted non-interest income increased $4.7 million in the second quarter of 2021, compared to $25.6 million in the same quarter last year. The increase was mainly due to increased transactional volumes in deposits, from payroll finance and factoring, loan syndications and investment management businesses. In the second quarter of 2020, we realized a gain of $485 thousand on the sale of $52.5 million available for sale securities, which we sold to fund commercial loan growth compared to a loss of $80 thousand in the second quarter of 2021.
Second quarter 2021 compared with first quarter 2021
Adjusted non-interest income decreased approximately $1.3 million relative to the linked quarter to $30.3 million primarily as a result of referral fees earned in the first quarter on second round PPP loans of $1.8 million. Most other categories benefited from increased customer activity and transaction volumes. Other income declined $418 thousand, which was mainly due to lower fees from our derivatives business.

In the second quarter of 2021, we realized a loss of $80 thousand on sale of $17.1 million of available for securities, compared to a gain of $719 thousand in the first quarter of 2021.

Non-interest Expense

($ in thousands)	For the three months ended			Change % / bps
	June 30, 2020	March 31, 2021	June 30, 2021	Y-o-Y	Linked Qtr
Compensation and benefits	$54,668	$58,087	$56,953	4.2%	(2.0)%
Stock-based compensation plans	5,913	6,617	6,781	14.7	2.5
Occupancy and office operations	14,695	14,515	13,875	(5.6)	(4.4)
Information technology	7,312	9,246	9,741	33.2	5.4
Professional fees	5,458	7,077	7,561	38.5	6.8
Amortization of intangible assets	4,200	3,776	3,776	(10.1)	—
FDIC insurance and regulatory assessments	3,638	3,230	2,344	(35.6)	(27.4)
Other real estate owned (“OREO”), net	1,233	(68)	(72)	NM	NM
Merger-related expenses	—	—	2,481	NM	NM
Impairment related to financial centers and real estate consolidation strategy	—	633	475	NM	(25.0)
Loss on extinguishment of borrowings	9,723	—	1,243	(87.2)	NM
Other expenses	18,041	15,052	15,471	(14.2)	2.8
Total non-interest expense	$124,881	$118,165	$120,629	(3.4)	2.1
Full time equivalent employees (“FTEs”) at period end	1,617	1,457	1,491	(7.8)	2.3
Financial centers at period end	78	75	73	(6.4)	(2.7)
Operating efficiency ratio, as reported[7]	52.2%	47.2%	48.5%	(370)	130
Operating efficiency ratio, as adjusted[7]	45.1	44.3	44.1	(100)	(20)
7. See a reconciliation of non-GAAP financial measures beginning on page 20.
Second quarter 2021 compared with second quarter 2020
Total non-interest expense decreased $4.3 million relative to the second quarter of 2020. Key components of the change in non-interest expense between the periods include the following:
▪Compensation and benefits increased $2.3 million mainly due to an increase in medical costs incurred and also due to an increase in the bonus accrual compared to the year earlier period.
▪Occupancy and office operations expense decreased $820 thousand, mainly due to the consolidation of financial centers and other back-office locations.
▪Information technology expense increased $2.4 million mainly due to the amortization of investments related to various back-office automation and digital banking initiatives.
▪Professional fees increased $2.1 million mainly due to consulting fees incurred in connection with our digital bank offering and launch of our Banking as a Service products.
▪Merger-related expenses of $2.5 million were incurred in connection with our pending merger with Webster, and included fees for a fairness opinion, diligence and integration efforts to date.
▪Loss on extinguishment of borrowings in the second quarter of 2021 was related to the repayment of the subordinated notes - Bank. The loss in 2020 was related to the repayment of $500.0 million of FHLB borrowings.
▪Other expense in 2021 decreased $2.6 million mainly due to incremental costs incurred in the year ago period associated with the pandemic, which included charitable contributions, occupancy and compensation expenses.
Second quarter 2021 compared with first quarter 2021
Total non-interest expense increased $2.5 million to $120.6 million versus the linked quarter. The significant factors contributing to the increase, were mentioned above and included merger-related expenses and loss on extinguishment of borrowings. Other key components of the change in non-interest expense include the following:
▪Compensation and benefits decreased $1.1 million to $57.0 million in the second quarter of 2021. The decrease was mainly due to lower payroll taxes and employer contributions to benefit plans, which are usually higher in the first quarter of the year compared to other quarters.
▪FDIC and regulatory assessments declined based on improvements in the factors that impact our FDIC insurance assessment.

▪Other expenses increased by $419 thousand versus the linked quarter, mainly due to an increase in loan processing expenses associated with updated appraisals and credit reports and an increase in investor relations costs associated with our annual report and annual meeting.
Taxes
We recorded income tax expense of $24.5 million in the second quarter of 2021, compared to income tax expense of $23.0 million in the linked quarter and $7.1 million in the prior year quarter. For the three months ended June 30, 2021, we recorded income tax expense at an estimated effective income tax rate of 20.0% compared to 18.8% for the three months ended March 31, 2021. Based on performance year to date, we increased our estimated effective income tax rate prior to discrete items to 19.5% from 18.5%.

Key Balance Sheet Highlights as of June 30, 2021

($ in thousands)	As of			Change % / bps
	June 30, 2020	March 31, 2021	June 30, 2021	Y-o-Y	Linked Qtr
Total assets	$30,839,893	$29,914,282	$29,143,918	(5.5)%	(2.6)%
Total portfolio loans, gross	22,295,267	21,151,973	20,724,097	(7.0)	(2.0)
Commercial & industrial (“C&I”) loans	9,166,744	8,451,614	8,335,044	(9.1)	(1.4)
Commercial real estate loans (including multi-family)	10,402,897	10,421,132	10,143,157	(2.5)	(2.7)
Acquisition, development and construction (“ADC”) loans	572,558	618,295	690,224	20.6	11.6
Total commercial loans	20,142,199	19,491,041	19,168,425	(4.8)	(1.7)
Residential mortgage loans	1,938,212	1,486,597	1,389,294	(28.3)	(6.5)
Loan portfolio composition:
Commercial & industrial (“C&I”) loans	41.1%	40.0%	40.2%	(90)	20
Commercial real estate loans (including multi-family)	46.6	49.3	49.0	240	(30)
Acquisition, development and construction (“ADC”) loans	2.6	2.9	3.3	70	40
Residential and consumer	9.7	7.8	7.5	(220)	(30)
BOLI	$620,908	$630,430	$635,411	2.3	0.8
Core deposits[9]	21,904,429	22,216,035	22,603,302	3.2	1.7
Total deposits	23,600,621	23,841,718	23,146,711	(1.9)	(2.9)
Municipal deposits (included in core deposits)	1,724,049	2,047,349	1,844,719	7.0	(9.9)
Investment securities, net	4,545,579	4,241,457	4,366,470	(3.9)	2.9
Investment securities, net to earning assets	16.7%	16.5%	17.2%	50	70
Total borrowings	$2,014,259	$667,499	$518,021	(74.3)	(22.4)
Loans to deposits	94.5%	88.7%	89.5%	(500)	80
Core deposits[9] to total deposits	92.8	93.2	97.7	490	450
9 Core deposits include retail, commercial and municipal transaction, money market, savings accounts and certificates of deposit accounts, and reciprocal Certificate of Deposit Account Registry balances and exclude brokered and wholesale deposits.

Highlights related to balance sheet items as of June 30, 2021 were the following:
▪C&I loans and commercial real estate loans represented 89.2% of our loan portfolio at June 30, 2021 compared to 87.7% a year ago. C&I loans includes traditional C&I, PPP, asset-based lending, payroll finance, warehouse lending, factored receivables, equipment financing and public sector finance loans.
▪In the second quarter of 2021, we sold $122.5 million of commercial real estate loans which were mostly rated substandard or special mention. We recorded charge-offs of $11.7 million against the allowance for credit losses - loans to reduce the carrying value of loans to fair value.
▪Commercial loans declined $322.6 million in the second quarter, which was mainly due to a $165.4 million decline in mortgage warehouse loans, a $167.7 million decline in CRE and a $110.2 million multi-family loans, which together were also the primary driver of the decline in total portfolio loans.

▪Residential mortgage loans were $1.4 billion at June 30, 2021, a decline of $97.3 million from the linked quarter, and a decline of $548.9 million from the same period a year ago. The decline was mainly due to repayments, and as compared to the same period a year ago, also reflected our sale in the third quarter of 2020 of non-performing residential mortgage loans with a net book value of $53.2 million.
▪Core deposits at June 30, 2021 were $22.6 billion, an increase of $387.3 million compared to March 31, 2021, and an increase of $698.9 million compared to June 30, 2020. A significant driver of the increase versus the linked quarter is related to our determination that certain deposits, totaling $520.9 million, that were previously classified as brokered can be reported as non-brokered, core deposits under the “primary purpose exception” of the relevant regulatory guidance. The growth in core deposits on an annual basis is a result both of our successful deposit gathering strategies as well as the increase in liquidity in the banking system overall, from government stimulus and other measures implemented in response to the economic downturn.
▪Certificate of deposit accounts declined $163.5 million as higher costing balances matured and were not renewed. Compared to June 30, 2020, certificate of deposit accounts declined $859.0 million.
▪Municipal deposits at June 30, 2021 were $1.8 billion, a decrease of $202.6 million relative to March 31, 2021. Municipal deposits generally decline in the second quarter of the year as tax receipts are used by local municipalities.
▪Investment securities, net increased by $125.0 million from March 31, 2021 and decreased $179.1 million from June 30, 2020, representing 17.2% of earning assets at June 30, 2021. In the second quarter of 2021, the increase in investment securities included the purchase of US Treasury and corporate securities in response to the significant levels of excess liquidity generated by deposit inflows and the contraction in our loan portfolio.
▪Total borrowings at June 30, 2021 were $518.0 million, a decrease of $149.5 million relative to March 31, 2021, and a decrease of $1.5 billion relative to June 30, 2020. As compared to 2020, the decline was mainly a result of the repayments of higher costing FHLB borrowings.
▪On April 1, 2021, we redeemed the remaining balance of subordinated notes - Bank with a principal balance of $145.0 million at March 31, 2021 and coupon interest rate of 5.25%.

Credit Quality

($ in thousands)	For the three months ended			Change % / bps
	June 30, 2020	March 31, 2021	June 30, 2021	Y-o-Y	Linked Qtr
Provision for credit losses - loans	$56,606	$10,000	$6,000	(89.4)%	(40.0)%
Net charge-offs	17,561	12,914	14,313	(18.5)	10.8
ACL - loans	365,489	323,186	314,873	(13.8)	(2.6)
Loans 30 to 89 days past due, accruing	66,268	42,165	39,476	(40.4)	(6.4)
Non-performing loans	260,605	168,557	173,319	(33.5)	2.8
Annualized net charge-offs to average loans	0.32%	0.25%	0.28%	(4)	3
Special mention loans	$141,805	$494,452	$388,535	174.0	(21.4)
Substandard loans	415,917	590,109	611,805	47.1	3.7
Total criticized and classified loans	557,722	1,084,856	1,004,940	80.2	(7.4)
ACL - loans to total loans	1.64%	1.53%	1.52%	(12)	(1)
ACL - loans to non-performing loans	140.2	191.7	181.7	4,150	(1,000)
For the three months ended June 30, 2021, provision for credit losses on portfolio loans was $6.0 million. The provision for credit losses is based on our reasonable and supportable forecasts of expected future losses inherent in our portfolio.
Net charge-offs were $14.3 million in the second quarter of 2021, and consisted of $11.7 million in charge-offs related to the sale of $122.5 million of CRE and multi-family loans, most of which were rated special mention or substandard, and $2.6 million of other net charge-offs.
Non-performing loans increased by $4.8 million to $173.3 million at June 30, 2021 compared to the linked quarter. Loans 30 to 89 days past due were $39.5 million, a decrease of $2.7 million from the linked quarter.
Special mention loans decreased by $105.9 million versus the linked quarter, with five relationships accounting for $90.2 million of exposure upgraded to pass grade in the quarter, two relationships for $57.9 million that were downgraded to substandard and two loans for $7.8 million sold as part of our second quarter note sale. These decreases in the balance of special mention loans were partially offset by two new downgrades into special mention accounting for $39.3 million and one upgrade to special mention from substandard accounting for $14.7 million.
Substandard loans increased $21.7 million versus the linked quarter. This included eight multifamily loans that previously requested forbearance under the CARES Act, where, at the conclusion of the forbearance period we determined that it was appropriate to downgrade the loans to a substandard rating, and one C&I loan downgraded to substandard for $24.5 million, partially offset by the impact of our second quarter note sale, which included $79.3 million of substandard rated loans.
Total criticized and classified loans were $1.0 billion a decrease of $79.9 million relative to the linked quarter.
As of June 30, 2021, loan payment deferrals were $109.8 million, or 0.5% of the total portfolio loans.
For additional information on our credit quality metrics including delinquency, criticized and classified, see page 17, “Asset Quality Information by Portfolio”.
Capital

($ in thousands, except share and per share data)	As of			Change % / bps
	June 30, 2020	March 31, 2021	June 30, 2021	Y-o-Y	Linked Qtr
Total stockholders’ equity	$4,484,187	$4,620,164	$4,722,856	5.3%	2.2%
Preferred stock	137,142	136,458	136,224	(0.7)	(0.2)
Goodwill and other intangible assets	1,785,446	1,773,270	1,769,494	(0.9)	(0.2)
Tangible common stockholders’ equity [10]	$2,561,599	$2,710,436	$2,817,138	10.0	3.9
Common shares outstanding	194,458,805	192,567,901	192,715,433	(0.9)	0.1
Book value per common share	$22.35	$23.28	$23.80	6.5	2.2
Tangible book value per common share [10]	13.17	14.08	14.62	11.0	3.8
Tangible common equity as a % of tangible assets [10]	8.82%	9.63%	10.29%	147	66
Est. Tier 1 leverage ratio - Company	9.51	10.50	10.91	140	41
Est. Tier 1 leverage ratio - Company fully implemented	9.14	10.15	10.55	141	40
Est. Tier 1 leverage ratio - Bank	10.09	11.76	12.10	201	34
Est. Tier 1 leverage ratio - Bank fully implemented	9.69	11.42	11.74	205	32

[10] See a reconciliation of non-GAAP financial measures beginning on page 20.
Total stockholders’ equity increased $102.7 million to $4.7 billion versus the linked quarter as a result of net income of $98.3 million, stock-based compensation of $6.8 million, stock option exercises and other stock activity of $1.9 million and other comprehensive income of $11.3 million, partially offset by common dividends of $13.4 million, and preferred dividends of $2.2 million.

We elected the five-year transition provision to delay for two years the full impact on regulatory capital of our adoption of the Current Expected Credit Loss (“CECL”) accounting standard, followed by a three-year transition period. The June 30, 2021 fully implemented ratio data reflects the full impact of CECL and excludes the benefits of phase-ins.

Tangible book value per common share was $14.62 at June 30, 2021, which represented an increase of 11.0% compared to a year ago.

Conference Call Information
Sterling Bancorp will host a teleconference and webcast on Thursday, July 22, 2021 at 8:00 AM Eastern Time to discuss the Company’s results. Analysts, investors and interested parties are invited to listen to the webcast and view accompanying slides on the Company’s website at www.sterlingbancorp.com or by dialing (800) 263-0877 Conference ID 3008771. A replay of the teleconference can be accessed through the Company’s website.

About Sterling Bancorp
Sterling Bancorp, whose principal subsidiary is Sterling National Bank, specializes in the delivery of services and solutions to business owners, their families and consumers within the communities it serves through teams of dedicated and experienced relationship managers. Sterling National Bank offers a complete line of commercial, business, and consumer banking products and services. For more information, visit the Sterling Bancorp website at www.sterlingbancorp.com.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release may contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the Company and the benefits of the proposed transaction, between Webster and the Company, the plans, objectives, expectations and intentions of Webster and the Company, the expected timing of completion of the transaction, and other statements that are not historical fact. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Webster and the Company; the outcome of any legal proceedings that may be instituted against Webster or the Company; delays in completing the transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction); the failure to obtain stockholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Webster and the Company do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management's attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the transaction and integration of Webster and the Company successfully; the dilution caused by Webster’s issuance of additional shares of its capital stock in connection with the transaction; and other factors that may affect the future results of Webster and the Company. Additional factors that could cause results to differ materially from those described above can be found in Webster’s Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the Securities and Exchange Commission (the “SEC”) and available on Webster’s investor relations website, https://webster.gcs-web.com/, under the heading “Financials” and in other documents Webster files with the SEC, and in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, which is on file with the SEC and available on the Company's investor relations website, https://sterlingbank.gcs-web.com/investor-relations, under the heading "Financials" and in other documents the Company files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Webster nor the Company assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Financial information contained in this release should be considered to be an estimate pending the filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2021. While the Company is not aware of any need to revise the results disclosed in this release, accounting literature may require information received by management between the date of this release and the filing of the Quarterly Report on Form 10-Q to be reflected in the results of the fiscal period, even though the new information was received by management subsequent to the date of this release.

IMPORTANT ADDITIONAL INFORMATION
In connection with the proposed transaction, Webster filed with the SEC a Registration Statement on Form S-4 that included a

Joint Proxy Statement of Webster and the Company and a Prospectus of Webster , as well as other relevant documents concerning the proposed transaction. Webster and the Company commenced mailing the Joint Proxy Statement/Prospectus to stockholders on or about July 8, 2021. The proposed transaction involving Webster and the Company will be submitted to the Company's stockholders and Webster's stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND STOCKHOLDERS OF WEBSTER AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Webster and the Company, without charge, at the SEC's website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Kristen Manginelli, Director of Investor Relations, Webster Financial Corporation, 145 Bank Street, Waterbury, Connecticut 06702, (203) 578-2202 or to Emlen Harmon, Senior Managing Director, Investor Relations, Sterling Bancorp, Two Blue Hill Plaza, Second Floor, Pearl River, New York 10965, (845) 369-8040.

PARTICIPANTS IN THE SOLICITATION
Webster, the Company, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Webster and the Company in connection with the proposed transaction under the rules of the SEC. Information regarding Webster’s directors and executive officers is available in its definitive proxy statement relating to its 2021 Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2021, and other documents filed by Webster with the SEC. Information regarding Sterling’s directors and executive officers is available in its definitive proxy statement relating to its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2021, and other documents filed by Sterling with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.

Sterling Bancorp and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited, in thousands, except share and per share data)

	June 30, 2020	December 31, 2020	June 30, 2021
Assets:
Cash and cash equivalents	$324,729	$305,002	$487,409
Investment securities, net	4,545,579	4,039,456	4,366,470
Loans held for sale	44,437	11,749	19,088
Portfolio loans:
Commercial and industrial (“C&I”)	9,166,744	9,160,268	8,335,044
Commercial real estate (including multi-family)	10,402,897	10,238,650	10,143,157
Acquisition, development and construction (“ADC”) loans	572,558	642,943	690,224
Residential mortgage	1,938,212	1,616,641	1,389,294
Consumer	214,856	189,907	166,378
Total portfolio loans, gross	22,295,267	21,848,409	20,724,097
ACL - loans	(365,489)	(326,100)	(314,873)
Total portfolio loans, net	21,929,778	21,522,309	20,409,224
FHLB and Federal Reserve Bank Stock, at cost	193,666	166,190	151,443
Accrued interest receivable	101,296	97,505	96,728
Premises and equipment, net	226,728	202,555	204,632
Goodwill	1,683,482	1,683,482	1,683,482
Other intangibles	101,964	93,564	86,012
BOLI	620,908	629,576	635,411
Other real estate owned	8,665	5,347	816
Other assets	1,058,661	1,063,403	1,003,203
Total assets	$30,839,893	$29,820,138	$29,143,918
Liabilities:
Deposits	$23,600,621	$23,119,522	$23,146,711
FHLB borrowings	975,058	382,000	—
Federal Funds Purchased	—	277,000	—
Paycheck Protection Program Lending Facility	568,350	—	—
Other borrowings	26,448	27,101	25,802
Subordinated notes - Company	271,096	491,910	492,219
Subordinated notes - Bank	173,307	143,703	—
Mortgage escrow funds	69,686	59,686	66,521
Other liabilities	671,140	728,702	689,809
Total liabilities	26,355,706	25,229,624	24,421,062
Stockholders’ equity:
Preferred stock	137,142	136,689	136,224
Common stock	2,299	2,299	2,299
Additional paid-in capital	3,755,474	3,761,993	3,753,068
Treasury stock	(660,223)	(686,911)	(696,711)
Retained earnings	1,160,885	1,291,628	1,459,077
Accumulated other comprehensive income	88,610	84,816	68,899
Total stockholders’ equity	4,484,187	4,590,514	4,722,856
Total liabilities and stockholders’ equity	$30,839,893	$29,820,138	$29,143,918

Shares of common stock outstanding at period end	194,458,805	192,923,371	192,715,433
Book value per common share	$22.35	$23.09	$23.80
Tangible book value per common share[1]	13.17	13.87	14.62
[1] See reconciliation of non-GAAP financial measures beginning on page 20.

.
Sterling Bancorp and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended			For the Six Months Ended
	June 30, 2020	March 31, 2021	June 30, 2021	June 30, 2020	June 30, 2021
Interest and dividend income:
Loans and loan fees	$219,904	$205,855	$201,685	$455,343	$407,540
Securities taxable	18,855	15,352	15,749	39,484	31,101
Securities non-taxable	12,831	11,738	11,718	25,828	23,456
Other earning assets	1,636	902	1,158	6,098	2,060
Total interest and dividend income	253,226	233,847	230,310	526,753	464,157
Interest expense:
Deposits	28,110	8,868	6,698	73,891	15,566
Borrowings	11,817	7,065	5,085	27,791	12,150
Total interest expense	39,927	15,933	11,783	101,682	27,716
Net interest income	213,299	217,914	218,527	425,071	436,441
Provision for credit losses - loans	56,606	10,000	6,000	193,183	16,000
Provision for credit losses - held to maturity securities	—	—	(750)	1,703	(750)
Net interest income after provision for credit losses	156,693	207,914	213,277	230,185	421,191
Non-interest income:
Deposit fees and service charges	5,345	6,563	7,096	11,968	13,659
Accounts receivable management / factoring commissions and other related fees	4,419	5,426	5,491	9,956	10,917
BOLI	4,950	4,955	4,981	9,967	9,936
Loan commissions and fees	8,003	10,477	8,762	19,028	19,239
Investment management fees	1,379	1,852	2,018	3,225	3,870
Net gain (loss) on sale of securities	485	719	(80)	8,896	639
Net gain on security calls	—	—	—	4,880	—
Other	1,509	2,364	1,946	5,496	4,310
Total non-interest income	26,090	32,356	30,214	73,416	62,570
Non-interest expense:
Compensation and benefits	54,668	58,087	56,953	109,544	115,040
Stock-based compensation plans	5,913	6,617	6,781	11,919	13,398
Occupancy and office operations	14,695	14,515	13,875	29,894	28,390
Information technology	7,312	9,246	9,741	15,330	18,987
Professional fees	5,458	7,077	7,561	11,207	14,638
Amortization of intangible assets	4,200	3,776	3,776	8,400	7,552
FDIC insurance and regulatory assessments	3,638	3,230	2,344	6,844	5,574
Other real estate owned, net	1,233	(68)	(72)	1,285	(140)
Merger-related expenses	—	—	2,481	—	2,481
Impairment related to financial centers and real estate consolidation strategy	—	633	475	—	1,108
Loss on extinguishment of borrowings	9,723	—	1,243	10,476	1,243
Other	18,041	15,052	15,471	34,695	30,523
Total non-interest expense	124,881	118,165	120,629	239,594	238,794
Income before income tax expense	57,902	122,105	122,862	64,007	244,967
Income tax expense (benefit)	7,110	22,955	24,523	(932)	47,478
Net income	50,792	99,150	98,339	64,939	197,489
Preferred stock dividend	1,972	1,963	1,959	3,948	3,922
Net income available to common stockholders	$48,820	$97,187	$96,380	$60,991	$193,567
Weighted average common shares:
Basic	193,479,757	191,890,512	191,436,885	194,909,498	191,655,897
Diluted	193,604,431	192,621,907	192,292,989	195,168,557	192,456,817
Earnings per common share:
Basic earnings per share	$0.25	$0.51	$0.50	$0.31	$1.01
Diluted earnings per share	0.25	0.50	0.50	0.31	1.01
Dividends declared per share	0.07	0.07	0.07	0.14	0.14

Sterling Bancorp and Subsidiaries
SELECTED FINANCIAL DATA
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
End of Period	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Total assets	$30,839,893	$30,617,722	$29,820,138	$29,914,282	$29,143,918
Tangible assets [1]	29,054,447	28,836,476	28,043,092	28,141,012	27,374,424
Securities available for sale	2,620,624	2,419,458	2,298,618	2,524,671	2,671,000
Securities held to maturity, net	1,924,955	1,781,892	1,740,838	1,716,786	1,695,470
Loans held for sale[2]	44,437	36,826	11,749	36,237	19,088
Portfolio loans	22,295,267	22,281,940	21,848,409	21,151,973	20,724,097
Goodwill	1,683,482	1,683,482	1,683,482	1,683,482	1,683,482
Other intangibles	101,964	97,764	93,564	89,788	86,012
Deposits	23,600,621	24,255,333	23,119,522	23,841,718	23,146,711
Municipal deposits (included above)	1,724,049	2,397,072	1,648,945	2,047,349	1,844,719
Borrowings	2,014,259	993,535	1,321,714	667,499	518,021
Stockholders’ equity	4,484,187	4,557,785	4,590,514	4,620,164	4,722,856
Tangible common equity [1]	2,561,599	2,639,622	2,676,779	2,710,436	2,817,138
Quarterly Average Balances
Total assets	30,732,914	30,652,856	30,024,165	29,582,605	29,390,977
Tangible assets [1]	28,944,714	28,868,840	28,244,364	27,806,859	27,619,006
Loans, gross:
Commercial real estate (includes multi-family)	10,404,643	10,320,930	10,191,707	10,283,292	10,331,355
ADC	519,517	636,061	685,368	624,259	645,094
C&I:
Traditional C&I (includes PPP loans)	3,130,248	3,339,872	3,155,851	2,917,721	2,918,285
Asset-based lending[3]	981,518	864,075	876,377	751,861	713,428
Payroll finance[3]	173,175	143,579	162,762	146,839	151,333
Warehouse lending[3]	1,353,885	1,550,425	1,637,507	1,546,947	1,203,374
Factored receivables[3]	188,660	163,388	214,021	224,845	215,590
Equipment financing[3]	1,677,273	1,590,855	1,535,582	1,474,993	1,412,812
Public sector finance[3]	1,286,265	1,481,260	1,532,899	1,583,066	1,654,370
Total C&I	8,791,024	9,133,454	9,114,999	8,646,272	8,269,192
Residential mortgage	2,006,400	1,862,390	1,691,567	1,558,266	1,427,055
Consumer	219,052	206,700	195,870	182,461	170,965
Loans, total[4]	21,940,636	22,159,535	21,879,511	21,294,550	20,843,661
Securities (taxable)	2,507,384	2,363,059	2,191,333	2,103,768	2,378,213
Securities (non-taxable)	2,122,672	2,029,805	1,964,451	1,951,210	1,943,913
Other interest earning assets	669,422	610,938	487,696	800,204	803,148
Total interest earning assets	27,240,114	27,163,337	26,522,991	26,149,732	25,968,935
Deposits:
Non-interest bearing demand	5,004,907	5,385,939	5,530,334	5,521,538	5,747,679
Interest bearing demand	4,766,298	4,688,343	4,870,544	4,981,415	4,964,386
Savings (including mortgage escrow funds)	2,890,402	2,727,475	2,712,041	2,717,622	2,777,651
Money market	8,035,750	8,304,834	8,577,920	8,382,533	8,508,735
Certificates of deposit	2,766,580	2,559,325	2,158,348	1,943,820	1,518,224
Total deposits and mortgage escrow	23,463,937	23,665,916	23,849,187	23,546,928	23,516,675
Borrowings	2,101,016	1,747,941	852,057	721,642	527,272
Stockholders’ equity	4,464,403	4,530,334	4,591,770	4,616,660	4,670,718
Tangible common stockholders’ equity [1]	2,538,842	2,609,179	2,675,055	2,704,227	2,762,292

[1] See a reconciliation of non-GAAP financial measures beginning on page 20.
[2] Loans held for sale mainly includes commercial syndication loans.
[3] Asset-based lending, payroll finance, warehouse lending, factored receivables, equipment finance and public sector finance comprise our commercial finance loan portfolio.
[4] Includes loans held for sale, but excludes allowance for credit losses.

Sterling Bancorp and Subsidiaries
SELECTED FINANCIAL DATA AND PERFORMANCE RATIOS
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Per Common Share Data	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Basic earnings per share	$0.25	$0.43	$0.39	$0.51	$0.50
Diluted earnings per share	0.25	0.43	0.38	0.50	0.50
Adjusted diluted earnings per share, non-GAAP [1]	0.29	0.45	0.49	0.51	0.52
Dividends declared per common share	0.07	0.07	0.07	0.07	0.07
Book value per common share	22.35	22.73	23.09	23.28	23.80
Tangible book value per common share[1]	13.17	13.57	13.87	14.08	14.62
Shares of common stock o/s	194,458,805	194,458,841	192,923,371	192,567,901	192,715,433
Basic weighted average common shares o/s	193,479,757	193,494,929	193,036,678	191,890,512	191,436,885
Diluted weighted average common shares o/s	193,604,431	193,715,943	193,530,930	192,621,907	192,292,989
Performance Ratios (annualized)
Return on average assets	0.64%	1.07%	0.99%	1.33%	1.32%
Return on average equity	4.40	7.24	6.45	8.54	8.28
Return on average tangible assets	0.68	1.14	1.05	1.42	1.40
Return on average tangible common equity	7.73	12.57	11.07	14.58	13.99
Return on average tangible assets, adjusted [1]	0.79	1.21	1.33	1.42	1.46
Return on avg. tangible common equity, adjusted [1]	9.02	13.37	14.03	14.64	14.59
Operating efficiency ratio, as adjusted [1]	45.1	43.1	43.0	44.3	44.1
Analysis of Net Interest Income
Accretion income on acquired loans	$10,086	$9,172	$8,560	$8,272	$7,812
Yield on loans	4.03%	3.82%	3.90%	3.92%	3.88%
Yield on investment securities - tax equivalent [2]	3.05	3.09	2.94	3.02	2.84
Yield on interest earning assets - tax equivalent [2]	3.79	3.63	3.69	3.68	3.61
Cost of interest bearing deposits	0.61	0.40	0.29	0.20	0.15
Cost of total deposits	0.48	0.31	0.22	0.15	0.11
Cost of borrowings	2.26	1.95	3.35	3.97	3.87
Cost of interest bearing liabilities	0.78	0.53	0.43	0.34	0.26
Net interest rate spread - tax equivalent basis [2]	3.01	3.10	3.26	3.34	3.35
Net interest margin - GAAP basis	3.15	3.19	3.33	3.38	3.38
Net interest margin - tax equivalent basis [2]	3.20	3.24	3.38	3.43	3.42
Capital
Tier 1 leverage ratio - Company [3]	9.51%	9.93%	10.14%	10.50%	10.91%
Tier 1 leverage ratio - Bank only [3]	10.09	10.48	11.33	11.76	12.10
Tier 1 risk-based capital ratio - Bank only [3]	12.24	12.39	13.38	14.04	14.44
Total risk-based capital ratio - Bank only [3]	13.85	13.86	14.73	15.42	15.22
Tangible common equity - Company [1]	8.82	9.15	9.55	9.63	10.29
Condensed Five Quarter Income Statement
Interest and dividend income	$253,226	$244,658	$242,610	$233,847	$230,310
Interest expense	39,927	26,834	20,584	15,933	11,783
Net interest income	213,299	217,824	222,026	217,914	218,527
Provision for credit losses	56,606	30,000	27,500	10,000	5,250
Net interest income after provision for credit losses	156,693	187,824	194,526	207,914	213,277
Non-interest income	26,090	28,225	33,921	32,356	30,214
Non-interest expense	124,881	119,362	133,473	118,165	120,629
Income before income tax expense	57,902	96,687	94,974	122,105	122,862
Income tax expense	7,110	12,280	18,551	22,955	24,523
Net income	$50,792	$84,407	$76,423	$99,150	$98,339

[1] See a reconciliation of non-GAAP financial measures beginning on page 20.
[2] Tax equivalent basis represents interest income earned on tax exempt securities divided by the applicable federal tax rate of 21%.
[3] Regulatory capital amounts and ratios are preliminary estimates pending filing of the Company’s and Bank’s regulatory reports.

Sterling Bancorp and Subsidiaries
ASSET QUALITY INFORMATION BY PORTFOLIO
(unaudited, in thousands, except share and per share data)

	As of and for the Quarter Ended
Allowance for Credit Losses Roll Forward	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
Balance, beginning of period	$326,444	$365,489	$325,943	$326,100	$323,186
Provision for credit losses - loans	56,606	31,000	27,500	10,000	6,000
Loan charge-offs[1]:
Traditional C&I	(3,988)	(1,089)	(17,757)	(1,027)	(1,148)
Asset-based lending	(1,500)	(1,297)	—	—	—
Payroll finance	(560)	—	(730)	—	(86)
Factored receivables	(3,731)	(6,893)	(2,099)	(4)	(761)
Equipment financing	(7,863)	(42,128)	(3,445)	(2,408)	(3,004)
Commercial real estate	(11)	(3,650)	(3,266)	(2,933)	(7,375)
Multi-family	(154)	—	(430)	(3,230)	(4,982)
ADC	(1)	—	(307)	(5,000)	—
Residential mortgage	(702)	(17,353)	(23)	(267)	(237)
Consumer	(172)	(97)	(62)	(391)	(231)
Total charge-offs	(18,682)	(72,507)	(28,119)	(15,260)	(17,824)
Recoveries of loans previously charged-off[1]:
Traditional C&I	116	677	194	468	588
Asset-based lending	—	—	—	—	1,998
Payroll finance	1	262	38	2	4
Factored receivables	1	185	122	406	52
Equipment financing	387	816	217	854	719
Commercial real estate	584	—	174	487	97
Multi-family	1	—	—	—	15
Acquisition development & construction	—	—	—	—	—
Residential mortgage	—	—	1	37	—
Consumer	31	21	30	92	38
Total recoveries	1,121	1,961	776	2,346	3,511
Net loan charge-offs	(17,561)	(70,546)	(27,343)	(12,914)	(14,313)
Balance, end of period	$365,489	$325,943	$326,100	$323,186	$314,873
Asset Quality Data and Ratios
Non-performing loans (“NPLs”) non-accrual	$260,333	$180,795	$166,889	$168,555	$173,319
NPLs still accruing	272	56	170	2	—
Total NPLs	260,605	180,851	167,059	168,557	173,319
Other real estate owned	8,665	6,919	5,346	5,227	816
Non-performing assets (“NPAs”)	$269,270	$187,770	$172,405	$173,784	$174,135
Loans 30 to 89 days past due	$66,268	$68,979	$72,912	$42,165	$39,476
Net charge-offs as a % of average loans (annualized)	0.32%	1.27%	0.50%	0.25%	0.28%
NPLs as a % of total loans	1.17	0.81	0.76	0.80	0.84
NPAs as a % of total assets	0.87	0.61	0.58	0.58	0.60
ACL as a % of NPLs	140.2	180.2	195.2	191.7	181.7
ACL as a % of total loans	1.64	1.46	1.49	1.53	1.52
Special mention loans	$141,805	$204,267	$461,458	$494,452	$388,535
Substandard loans	415,917	375,427	528,760	590,109	611,805
Doubtful loans	—	—	304	295	4,600

[1] There were no charge-offs or recoveries on warehouse lending or public sector finance loans during the periods presented. There were no asset-based lending recoveries during the periods presented.

Sterling Bancorp and Subsidiaries
ASSET QUALITY INFORMATION BY PORTFOLIO
(unaudited, in thousands, except share and per share data)

	At or for the three months ended June 30, 2021					CECL ACL
	Total loans	Crit/Class	30-89 Days Delinquent	NPLs	NCOs	ACL $	% of Portfolio
Traditional C&I	$2,917,848	$164,745	$6,095	$41,593	$(560)	$47,494	1.63%
Asset Based Lending	707,207	72,682	—	7,535	1,998	10,474	1.48
Payroll Finance	158,424	652	—	652	(82)	1,567	0.99
Mortgage Warehouse	1,229,588	—	—	—	—	1,087	0.09
Factored Receivables	217,399	—	—	—	(709)	3,025	1.39
Equipment Finance	1,381,308	66,790	890	23,452	(2,285)	27,987	2.03
Public Sector Finance	1,723,270	—	—	—	—	6,168	0.36
Commercial Real Estate	5,861,542	492,802	12,344	48,074	(7,278)	155,589	2.65
Multi-family	4,281,615	153,181	12,853	327	(4,967)	32,054	0.75
ADC	690,224	27,023	—	25,000	—	11,371	1.65
Total commercial loans	19,168,425	977,875	32,182	146,633	(13,883)	296,816	1.55
Residential	1,389,294	17,416	6,138	17,132	(237)	14,032	1.01
Consumer	166,378	9,649	1,156	9,554	(193)	4,025	2.42
Total portfolio loans	$20,724,097	$1,004,940	$39,476	$173,319	$(14,313)	$314,873	1.52

	At or for the three months ended March 31, 2021					CECL ACL
	Total loans	Crit/Class	30-89 Days Delinquent	NPLs	NCOs	ACL $	% of Portfolio
Traditional C&I	$2,886,336	$133,449	$3,009	$50,351	$(559)	$46,393	1.61%
Asset Based Lending	693,015	106,351	—	10,149	—	11,165	1.61
Payroll Finance	153,987	3,489	—	2,313	2	1,519	0.99
Mortgage Warehouse	1,394,945	—	—	—	—	1,232	0.09
Factored Receivables	229,629	—	—	—	402	3,237	1.41
Equipment Finance	1,475,716	53,850	2,514	28,870	(1,554)	28,025	1.90
Public Sector Finance	1,617,986	—	—	—	—	4,632	0.29
Commercial Real Estate	6,029,282	588,163	14,039	24,269	(2,446)	159,422	2.64
Multi-family	4,391,850	145,730	14,029	778	(3,230)	33,376	0.76
ADC	618,295	26,613	—	25,000	(5,000)	13,803	2.23
Total commercial loans	19,491,041	1,057,645	33,591	141,730	(12,385)	302,804	1.55
Residential	1,486,597	17,368	7,347	17,081	(230)	15,970	1.07
Consumer	174,335	9,843	1,229	9,746	(299)	4,412	2.53
Total portfolio loans	$21,151,973	$1,084,856	$42,167	$168,557	$(12,914)	$323,186	1.53

Sterling Bancorp and Subsidiaries
Non-GAAP Financial Measures
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	March 31, 2021			June 30, 2021
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$8,646,272	$78,006	3.66%	$8,269,192	$76,983	3.73%
Commercial real estate (includes multi-family)	10,283,292	103,625	4.09	10,331,355	103,225	4.01
ADC	624,259	5,856	3.80	645,094	6,650	4.13
Commercial loans	19,553,823	187,487	3.89	19,245,641	186,858	3.89
Consumer loans	182,461	2,081	4.63	170,965	1,712	4.02
Residential mortgage loans	1,558,266	16,287	4.18	1,427,055	13,115	3.68
Total gross loans [1]	21,294,550	205,855	3.92	20,843,661	201,685	3.88
Securities taxable	2,103,768	15,352	2.96	2,378,213	15,749	2.66
Securities non-taxable	1,951,210	14,858	3.05	1,943,913	14,833	3.05
Interest earning deposits	648,178	149	0.09	651,271	164	0.10
FHLB and Federal Reserve Bank Stock	152,026	753	2.01	151,877	994	2.63
Total securities and other earning assets	4,855,182	31,112	2.60	5,125,274	31,740	2.48
Total interest earning assets	26,149,732	236,967	3.68	25,968,935	233,425	3.61
Non-interest earning assets	3,432,873			3,422,042
Total assets	$29,582,605			$29,390,977
Interest bearing liabilities:
Demand and savings [2] deposits	$7,699,037	$2,513	0.13%	$7,742,037	$2,145	0.11%
Money market deposits	8,382,533	3,813	0.18	8,508,735	3,140	0.15
Certificates of deposit	1,943,820	2,542	0.53	1,518,224	1,413	0.37
Total interest bearing deposits	18,025,390	8,868	0.20	17,768,996	6,698	0.15
Other borrowings	85,957	36	0.17	35,156	9	0.10
Subordinated debentures - Bank	143,722	1,957	5.45	—	—	—
Subordinated debentures - Company	491,963	5,072	4.12	492,116	5,076	4.13
Total borrowings	721,642	7,065	3.97	527,272	5,085	3.87
Total interest bearing liabilities	18,747,032	15,933	0.34	18,296,268	11,783	0.26
Non-interest bearing deposits	5,521,538			5,747,679
Other non-interest bearing liabilities	697,375			676,312
Total liabilities	24,965,945			24,720,259
Stockholders’ equity	4,616,660			4,670,718
Total liabilities and stockholders’ equity	$29,582,605			$29,390,977
Net interest rate spread [3]			3.34%			3.35%
Net interest earning assets [4]	$7,402,700			$7,672,667
Net interest margin - tax equivalent		221,034	3.43%		221,642	3.42%
Less tax equivalent adjustment		(3,120)			(3,115)
Net interest income		217,914			218,527
Accretion income on acquired loans		8,272			7,812
Tax equivalent net interest margin excluding accretion income on acquired loans		$212,762	3.30%		$213,830	3.30%
Ratio of interest earning assets to interest bearing liabilities	139.5%			141.9%

1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries
Non-GAAP Financial Measures
(unaudited, in thousands, except share and per share data)

	For the Quarter Ended
	June 30, 2020			June 30, 2021
	Average balance	Interest	Yield/Rate	Average balance	Interest	Yield/Rate
	(Dollars in thousands)
Interest earning assets:
Traditional C&I and commercial finance loans	$8,791,024	$84,192	3.85%	$8,269,192	$76,983	3.73%
Commercial real estate (includes multi-family)	10,404,643	106,408	4.11	10,331,355	103,225	4.01
ADC	519,517	5,762	4.46	645,094	6,650	4.13
Commercial loans	19,715,184	196,362	4.01	19,245,641	186,858	3.89
Consumer loans	219,052	2,233	4.10	170,965	1,712	4.02
Residential mortgage loans	2,006,400	21,309	4.25	1,427,055	13,115	3.68
Total gross loans [1]	21,940,636	219,904	4.03	20,843,661	201,685	3.88
Securities taxable	2,507,384	18,855	3.02	2,378,213	15,749	2.66
Securities non-taxable	2,122,672	16,242	3.06	1,943,913	14,833	3.05
Interest earning deposits	455,626	146	0.13	651,271	164	0.10
FHLB and Federal Reserve Bank stock	213,796	1,490	2.80	151,877	994	2.63
Total securities and other earning assets	5,299,478	36,733	2.79	5,125,274	31,740	2.48
Total interest earning assets	27,240,114	256,637	3.79	25,968,935	233,425	3.61
Non-interest earning assets	3,492,800			3,422,042
Total assets	$30,732,914			$29,390,977
Interest bearing liabilities:
Demand and savings [2] deposits	$7,656,700	$7,224	0.38%	$7,742,037	$2,145	0.11%
Money market deposits	8,035,750	11,711	0.59	8,508,735	3,140	0.15
Certificates of deposit	2,766,580	9,175	1.33	1,518,224	1,413	0.37
Total interest bearing deposits	18,459,030	28,110	0.61	17,768,996	6,698	0.15
Senior notes	127,862	944	2.95	—	—	—
Other borrowings	1,528,844	5,684	1.50	35,156	9	0.10
Subordinated debentures - Bank	173,265	2,361	5.45	—	—	—
Subordinated debentures - Company	271,045	2,828	4.17	492,116	5,076	4.13
Total borrowings	2,101,016	11,817	2.26	527,272	5,085	3.87
Total interest bearing liabilities	20,560,046	39,927	0.78	18,296,268	11,783	0.26
Non-interest bearing deposits	5,004,907			5,747,679
Other non-interest bearing liabilities	703,558			676,312
Total liabilities	26,268,511			24,720,259
Stockholders’ equity	4,464,403			4,670,718
Total liabilities and stockholders’ equity	$30,732,914			$29,390,977
Net interest rate spread [3]			3.01%			3.35%
Net interest earning assets [4]	$6,680,068			$7,672,667
Net interest margin - tax equivalent		216,710	3.20%		221,642	3.42%
Less tax equivalent adjustment		(3,411)			(3,115)
Net interest income		213,299			218,527
Accretion income on acquired loans		10,086			7,812
Tax equivalent net interest margin excluding accretion income on acquired loans		$206,624	3.05%		$213,830	3.30%
Ratio of interest earning assets to interest bearing liabilities	132.5%			141.9%

1 Average balances include loans held for sale and non-accrual loans. Interest includes prepayment fees and late charges.
2 Includes club accounts and interest bearing mortgage escrow balances.
3 Net interest rate spread represents the difference between the tax equivalent yield on average interest earning assets and the cost of average interest bearing liabilities.
4 Net interest earning assets represents total interest earning assets less total interest bearing liabilities.

Sterling Bancorp and Subsidiaries
Non-GAAP Financial Measures
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 25.
	As of and for the Quarter Ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021

The following table shows the reconciliation of pretax pre-provision net revenue to adjusted pretax pre-provision net revenue[1]:

Net interest income	$213,299	$217,824	$222,026	$217,914	$218,527
Non-interest income	26,090	28,225	33,921	32,356	30,214
Total net revenue	239,389	246,049	255,947	250,270	248,741
Non-interest expense	124,881	119,362	133,473	118,165	120,629
PPNR	114,508	126,687	122,474	132,105	128,112

Adjustments:
Accretion income	(10,086)	(9,172)	(8,560)	(8,272)	(7,812)
Net (gain) loss on sale of securities	(485)	(642)	111	(719)	80
Loss on extinguishment of debt	9,723	6,241	2,749	—	1,243
Impairment related to financial centers and real estate consolidation strategy	—	—	13,311	633	475
Merger related expense	—	—	—	—	2,481
Amortization of non-compete agreements and acquired customer list intangible assets	172	172	172	148	148
Adjusted PPNR	$113,832	$123,286	$130,257	$123,895	$124,727

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 25.
	As of and for the Quarter Ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021

The following table shows the reconciliation of stockholders’ equity to tangible common equity and the tangible common equity ratio2:

Total assets	$30,839,893	$30,617,722	$29,820,138	$29,914,282	$29,143,918
Goodwill and other intangibles	(1,785,446)	(1,781,246)	(1,777,046)	(1,773,270)	(1,769,494)
Tangible assets	29,054,447	28,836,476	28,043,092	28,141,012	27,374,424
Stockholders’ equity	4,484,187	4,557,785	4,590,514	4,620,164	4,722,856
Preferred stock	(137,142)	(136,917)	(136,689)	(136,458)	(136,224)
Goodwill and other intangibles	(1,785,446)	(1,781,246)	(1,777,046)	(1,773,270)	(1,769,494)
Tangible common stockholders’ equity	2,561,599	2,639,622	2,676,779	2,710,436	2,817,138
Common stock outstanding at period end	194,458,805	194,458,841	192,923,371	192,567,901	192,715,433
Common stockholders’ equity as a % of total assets	14.10%	14.44%	14.94%	14.99%	15.74%
Book value per common share	$22.35	$22.73	$23.09	$23.28	$23.80
Tangible common equity as a % of tangible assets	8.82%	9.15%	9.55%	9.63%	10.29%
Tangible book value per common share	$13.17	$13.57	$13.87	$14.08	$14.62

The following table shows the reconciliation of reported return on average tangible common equity and adjusted return on average tangible common equity[3]:

Average stockholders’ equity	$4,464,403	$4,530,334	$4,591,770	$4,616,660	$4,670,718
Average preferred stock	(137,361)	(137,139)	(136,914)	(136,687)	(136,455)
Average goodwill and other intangibles	(1,788,200)	(1,784,016)	(1,779,801)	(1,775,746)	(1,771,971)
Average tangible common stockholders’ equity	2,538,842	2,609,179	2,675,055	2,704,227	2,762,292
Net income available to common	48,820	82,438	74,457	97,187	96,380
Net income, if annualized	196,353	327,960	296,209	394,147	386,579
Reported return on avg tangible common equity	7.73%	12.57%	11.07%	14.58%	13.99%
Adjusted net income (see reconciliation on page 22)	$56,926	$87,682	$94,323	$97,603	$100,509
Annualized adjusted net income	228,955	348,822	375,242	395,834	403,140
Adjusted return on average tangible common equity	9.02%	13.37%	14.03%	14.64%	14.59%

The following table shows the reconciliation of reported return on average tangible assets and adjusted return on average tangible assets[4]:

Average assets	$30,732,914	$30,652,856	$30,024,165	$29,582,605	$29,390,977
Average goodwill and other intangibles	(1,788,200)	(1,784,016)	(1,779,801)	(1,775,746)	(1,771,971)
Average tangible assets	28,944,714	28,868,840	28,244,364	27,806,859	27,619,006
Net income available to common	48,820	82,438	74,457	97,187	96,380
Net income, if annualized	196,353	327,960	296,209	394,147	386,579
Reported return on average tangible assets	0.68%	1.14%	1.05%	1.42%	1.40%
Adjusted net income (see reconciliation on page 22)	$56,926	$87,682	$94,323	$97,603	$100,509
Annualized adjusted net income	228,955	348,822	375,242	395,834	403,140
Adjusted return on average tangible assets	0.79%	1.21%	1.33%	1.42%	1.46%

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 25.
	As of and for the Quarter Ended
	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021
The following table shows the reconciliation of the reported operating efficiency ratio and adjusted operating efficiency ratio[5]:

Net interest income	$213,299	$217,824	$222,026	$217,914	$218,527
Non-interest income	26,090	28,225	33,921	32,356	30,214
Total revenue	239,389	246,049	255,947	250,270	248,741
Tax equivalent adjustment on securities	3,411	3,258	3,146	3,120	3,115
Net (gain) loss on sale of securities	(485)	(642)	111	(719)	80
Depreciation of operating leases	(3,136)	(3,130)	(3,130)	(3,124)	(2,917)
Adjusted total revenue	239,179	245,535	256,074	249,547	249,019
Non-interest expense	124,881	119,362	133,473	118,165	120,629
Merger related expense	—	—	—	—	(2,481)
Impairment related to financial centers and real estate consolidation strategy	—	—	(13,311)	(633)	(475)
Loss on extinguishment of borrowings	(9,723)	(6,241)	(2,749)	—	(1,243)
Depreciation of operating leases	(3,136)	(3,130)	(3,130)	(3,124)	(2,917)
Amortization of intangible assets	(4,200)	(4,200)	(4,200)	(3,776)	(3,776)
Adjusted non-interest expense	107,822	105,791	110,083	110,632	109,737
Reported operating efficiency ratio	52.2%	48.5%	52.1%	47.2%	48.5%
Adjusted operating efficiency ratio	45.1	43.1	43.0	44.3	44.1

The following table shows the reconciliation of reported net income (GAAP) and earnings per share to adjusted net income available to common stockholders (non-GAAP) and adjusted diluted earnings per share(non-GAAP)[6]:

Income before income tax expense	$57,902	$96,687	$94,974	$122,105	$122,862
Income tax expense	7,110	12,280	18,551	22,955	24,523
Net income (GAAP)	50,792	84,407	76,423	99,150	98,339
Adjustments:
Net (gain) loss on sale of securities	(485)	(642)	111	(719)	80
Loss on extinguishment of debt	9,723	6,241	2,749	—	1,243
Impairment related to financial centers and real estate consolidation strategy.	—	—	13,311	633	475
Merger related expenses	—	—	—	—	2,481
Amortization of non-compete agreements and acquired customer list intangible assets	172	172	172	148	148
Total pre-tax adjustments	9,410	5,771	16,343	62	4,427
Adjusted pre-tax income	67,312	102,458	111,317	122,167	127,289
Adjusted income tax expense	8,414	12,807	15,028	22,601	24,821
Adjusted net income (non-GAAP)	58,898	89,651	96,289	99,566	102,468
Preferred stock dividend	1,972	1,969	1,966	1,963	1,959
Adjusted net income available to common stockholders (non-GAAP)	$56,926	$87,682	$94,323	$97,603	$100,509

Weighted average diluted shares	193,604,431	193,715,943	193,530,930	192,621,907	192,292,989
Reported diluted EPS (GAAP)	$0.25	$0.43	$0.38	$0.50	$0.50
Adjusted diluted EPS (non-GAAP)	0.29	0.45	0.49	0.51	0.52

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 25.
	For the Six Months Ended June 30,
	2020	2021
The following table shows the reconciliation of reported net income (GAAP) and earnings per share to adjusted net income available to common stockholders (non-GAAP) and adjusted diluted earnings per share (non-GAAP)[6]:

Income before income tax expense	$64,007	$244,967
Income tax (benefit) expense	(932)	47,478
Net income (GAAP)	64,939	197,489

Adjustments:
Net (gain) on sale of securities	(8,896)	(639)
Loss on extinguishment of borrowings	10,467	1,243
Impairment related to financial centers and real estate consolidation strategy	—	1,108
Merger-related expense	—	2,481
Amortization of non-compete agreements and acquired customer list intangible assets	343	296
Total pre-tax adjustments	1,914	4,489
Adjusted pre-tax income	65,921	249,456
Adjusted income tax expense	8,240	48,644
Adjusted net income (non-GAAP)	$57,681	$200,812
Preferred stock dividend	3,948	3,922
Adjusted net income available to common stockholders (non-GAAP)	$53,733	$196,890

Weighted average diluted shares	195,168,557	192,456,817
Diluted EPS as reported (GAAP)	$0.31	$1.01
Adjusted diluted EPS (non-GAAP)	0.28	1.02

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The Company provides supplemental reporting of non-GAAP/adjusted financial measures as management believes this information is useful to investors. See legend beginning on page 25.
	For the Six Months Ended June 30,
	2020	2021
The following table shows the reconciliation of reported return on average tangible common equity and adjusted return on average tangible common equity[3]:
Average stockholders’ equity	$4,485,470	$4,643,838
Average preferred stock	(137,470)	(136,570)
Average goodwill and other intangibles	(1,790,300)	(1,773,848)
Average tangible common stockholders’ equity	2,557,700	2,733,420
Net income available to common stockholders	$60,991	$193,567
Net income available to common stockholders, if annualized	122,317	390,342
Reported return on average tangible common equity	4.78%	14.28%
Adjusted net income available to common stockholders (see reconciliation on page 23)	$53,733	$196,890
Adjusted net income available to common stockholders, if annualized	107,761	397,043
Adjusted return on average tangible common equity	4.21%	14.53%
The following table shows the reconciliation of reported return on avg tangible assets and adjusted return on avg tangible assets[4]:
Average assets	$30,608,673	$29,486,261
Average goodwill and other intangibles	(1,790,300)	(1,773,848)
Average tangible assets	28,818,373	27,712,413
Net income available to common stockholders	60,991	193,567
Net income available to common stockholders, if annualized	122,317	390,342
Reported return on average tangible assets	0.42%	1.41%
Adjusted net income available to common stockholders (see reconciliation on page 23)	$53,733	$196,890
Adjusted net income available to common stockholders, if annualized	107,761	397,043
Adjusted return on average tangible assets	0.38%	1.43%
The following table shows the reconciliation of the reported operating efficiency ratio and adjusted operating efficiency ratio[5]:
Net interest income	$425,071	$436,441
Non-interest income	73,416	62,570
Total revenues	498,487	499,011
Tax equivalent adjustment on securities	6,865	6,235
Net (gain) on sale of securities	(8,896)	(639)
Depreciation of operating leases	(6,628)	(6,042)
Adjusted total net revenue	489,828	498,565
Non-interest expense	239,594	238,794
Merger-related expense	—	(2,481)
Impairment related to financial centers and real estate consolidation strategy	—	(1,108)
Loss on extinguishment of borrowings	(10,467)	(1,243)
Depreciation of operating leases	(6,628)	(6,042)
Amortization of intangible assets	(8,400)	(7,552)
Adjusted non-interest expense	$214,099	$220,368
Reported operating efficiency ratio	48.1%	47.9%
Adjusted operating efficiency ratio	43.7%	44.2%

Sterling Bancorp and Subsidiaries
NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands, except share and per share data)

The non-GAAP/as adjusted measures presented above are used by our management and the Company’s Board of Directors on a regular basis in addition to our GAAP results to facilitate the assessment of our financial performance and to assess our performance compared to our annual budget and strategic plans. These non-GAAP/adjusted financial measures complement our GAAP reporting and are presented above to provide investors, analysts, regulators and others information that we use to manage and evaluate our performance each period. This information supplements our GAAP reported results, and should not be viewed in isolation from, or as a substitute for, our GAAP results. When non-GAAP/adjusted measures are impacted by income tax expense, we present the pre-tax amount for the income and expense items that result in the non-GAAP adjustments and present the income tax expense impact at the effective tax rate in effect for the period presented.

1 PPNR is a non-GAAP financial measure calculated by summing our GAAP net interest income plus GAAP non-interest income minus our GAAP non-interest expense and eliminating provision for credit losses and income taxes. We believe the use of PPNR provides useful information to readers of our financial statements because it enables an assessment of our ability to generate earnings to cover credit losses through a credit cycle. Adjusted PPNR includes the adjustments we make for adjusted earnings and excludes accretion income. We believe adjusted PPNR supplements our PPNR calculation. We use this calculation to assess our performance in the current operating environment.

2 Stockholders’ equity as a percentage of total assets, book value per common share, tangible common equity as a percentage of tangible assets and tangible book common value per share provides information to help assess our capital position and financial strength. We believe tangible book measures improve comparability to other banking organizations that have not engaged in acquisitions that have resulted in the accumulation of goodwill and other intangible assets.

3 Reported return on average tangible common equity and adjusted return on average tangible common equity measures provide information to evaluate the use of our tangible common equity.

4 Reported return on average tangible assets and adjusted return on average tangible assets measures provide information to help assess our profitability.

5 The reported operating efficiency ratio is a non-GAAP measure calculated by dividing our GAAP non-interest expense by the sum of our GAAP net interest income plus GAAP non-interest income. The adjusted operating efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense adjusted for intangible asset amortization and certain expenses generally associated with discrete merger transactions and non-recurring strategic plans by the sum of net interest income plus non-interest income plus the tax equivalent adjustment on securities income and elimination of the impact of gain or loss on sale of securities. The adjusted operating efficiency ratio is a measure we use to assess our operating performance.

6 Adjusted net income available to common stockholders and adjusted diluted earnings per share present a summary of our earnings, which includes adjustments to exclude certain revenues and expenses (generally associated with discrete merger transactions and non-recurring strategic plans) to help in assessing our profitability.